EXECUTION VERSION

FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER

THIS    FIRST    AMENDMENT    TO    AGREEMENT    AND    PLAN    OF    MERGER
(this “Amendment”) is entered into as of March 12, 2021 by and among Landcadia Holdings III, Inc. (“Parent”), Helios Sun Merger Sub, Inc. (“Merger Sub”), HMAN Group Holdings Inc. (the “Company”) and CCMP Sellers’ Representative, LLC in its capacity as the stockholder representative (the “Stockholder Representative”). Parent, Merger Sub, the Company and the Stockholder Representative may collectively be referred to as the “Parties” and each individually as a “Party”. Capitalized terms used herein and not otherwise defined shall have the meanings given to such terms in the Merger Agreement (as defined below).

WHEREAS, the Parties entered into that certain Agreement and Plan of Merger, dated as of January 24, 2021 (the “Merger Agreement”);

WHEREAS, the Parties desire to amend the Merger Agreement as set forth in this Amendment in order to clarify the treatment of the Debentures Indenture and the Trust Preferred Securities; and

WHEREAS, Section 10.13 of the Merger Agreement requires any amendments to the Merger Agreement to be made by a written instrument executed by each of the Parties.

NOW, THEREFORE, in consideration of the promises and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged by each of the Parties, the Parties agree as follows:

1.Amendments.

a.Financing. The first sentence of Section 6.17(g) of the Merger Agreement shall be replaced in its entirety by: “The Company shall, and the Company shall cause the Company Subsidiaries to, take all such actions as are appropriate to effect (i) the Refinancing and the Junior Debenture Redemption (as such terms are defined in the Debt Commitment Letter) on the Closing Date, and
(ii) the Trust Preferred Redemption (as such term is defined in the Debt Commitment Letter) as promptly as practicable following the Closing Date.”

b.Redemption of Debentures, Trust Preferred Securities and Notes. Section 7.1(i) shall be replaced in its entirety by: “At the Closing, substantially concurrently with the consummation of the Merger and the other Transactions, (i) proceeds sufficient to effect the satisfaction and discharge of the Debentures Indenture (and upon receipt of such proceeds by Hillman Trust, to redeem the Trust Preferred Securities) shall be deposited with the trustee under the Debentures Indenture, and the Debentures Indenture is discharged thereby, and (ii) all outstanding Notes shall be redeemed pursuant to the Notes Indenture (or an amount deposited with the trustee under the Notes Indenture to satisfy the Notes Indenture) and thereupon the Notes Indenture shall be discharged.”

2.Miscellaneous. It is the express intent of the Parties that this Amendment shall not, and shall not be interpreted to, expand or reduce the rights of any party to the Merger Agreement except as and solely to the extent expressly provided herein. Other than as expressly set forth herein, the terms, conditions and provisions of the Merger Agreement remain in full force and effect. All references to the Merger Agreement shall hereafter mean the Merger Agreement as amended by this Amendment. This Amendment shall be governed by, and otherwise construed in accordance with, the terms of the Merger Agreement, as though the other provisions of this Amendment were set forth in the Merger Agreement, and, for the avoidance of doubt and without limitation, Section 10.3, Section 10.4 and Sections 10.8 through Section 10.13 (inclusive) of the Merger Agreement are hereby incorporated by reference and made a part hereof, mutatis mutandis.

1.Redline. Attached hereto as Exhibit A is a redline comparison of the amended provisions of the Agreement after giving effect to this Amendment (the “Redline”). In the event of a conflict between the amendments set forth in Section 1 hereof and the amendments set forth in the Redline, the Redline shall control.

[Signature pages follow.]

IN WITNESS WHEREOF, the Parties have executed this Amendment as of the date set forth above.

PARENT:

LANDCADIA HOLDINGS III, INC.

By:

/s/ Steven L. Scheinthal
___________________________
Name: Steven L. Scheinthal
Title: Vice President and Secretary

MERGER SUB:

HELIOS SUN MERGER SUB, INC.

By:

/s/ Steven L. Scheinthal
___________________________
Name: Steven L. Scheinthal
Title: President

{Signature Page to First Amendment to Merger Agreement}

THE COMPANY:

HMAN GROUP HOLDINGS INC.

By:

/s/ Douglas J. Cahill
___________________
Name: Douglas J. Cahill
Title: President and Chief Executive Officer

[Signature Page to First Amendment to Merger Agreement]

THE STOCKHOLDER REPRESENTATIVE:

CCMP SELLERS’ REPRESENTATIVE, LLC

By:

/s/ Joseph M. Scharfenberger, Jr.
_____________________________

Name: Joseph M. Scharfenberger, Jr. Title: Managing Director

[Signature Page to First Amendment to Merger Agreement]

EXHIBIT A

Redline
(see attached)

(e)Prior to the earlier of the Closing and the valid termination of this Agreement pursuant to its terms, the Stockholder Representative and the Company agree, and the Company shall cause each Group Company and its and their appropriate officers and employees, to use reasonable best efforts to cooperate in connection with the arrangement of the PIPE Investment (including the satisfaction of the conditions precedent set forth in the Subscription Agreements) as may be reasonably requested by Parent, including by (i) participating in (including making appropriate officers of the Company and its subsidiaries available for) a reasonable number of meetings, presentations, due diligence sessions, drafting sessions and sessions with rating agencies at mutually agreeable times and locations and upon reasonable advance notice and (ii) assisting with the preparation of customary materials for actual and potential PIPE Investors, rating agency presentations and private placement memoranda required in connection with the PIPE Investment. Notwithstanding the foregoing, (A) such requested cooperation shall not unreasonably interfere with the ongoing operations of any Group Company, (B) no Group Company shall be required to pay any commitment or other similar fee or incur any other Liability or obligation in connection with the PIPE Investment prior to the Closing, (C) no Group Company nor any of their respective officers, directors, or employees shall be required to execute or enter into or perform any agreement with respect to the PIPE Investment that is not contingent upon the Closing or that would be effective prior to the Closing (other than any customary management representation and authorization letter in connection with marketing materials contemplated by the Financing) and (D) Persons who are on the board of directors or the board of managers (or similar governing body) of any Group Company prior to the Closing in their capacity as such shall not be required to pass resolutions or consents to approve or authorize the execution of the PIPE Investment. Nothing contained in this Section 6.17 or otherwise shall require any Group Company, prior to the Closing, to be an issuer or other obligor with respect to the PIPE Investment.
(f)None of the Stockholder Representative, the Group Companies, their Affiliates or any of their respective Representatives shall be required to take any action that would subject such Person to actual or potential liability, to bear any cost or expense or to pay any commitment or other similar fee or make any other payment or incur any other liability or provide or agree to provide any indemnity in connection with the PIPE Investment or their performance of their respective obligations in connection with the PIPE Investment under this Section 6.17 or any information utilized in connection therewith. Parent shall indemnify and hold harmless the Stockholder Representative, the Group Companies, their Affiliates and their respective Representatives from and against any and all Loss suffered or incurred by them in connection with the arrangement of the PIPE Investment and the performance of their respective obligations in connection with the PIPE Investment under this Section 6.17 and any information utilized in connection therewith, for any of the foregoing except to the extent the same is the result of (i) claims based upon the accuracy of any historical information provided by or on behalf of the Stockholder Representative, any Group Company or their respective Affiliates and Representatives expressly for use in connection with the arrangement of the PIPE Investment or (ii) the gross negligence, willful misconduct or fraud committed by or on behalf of the Stockholder Representative, any Group Company or their respective Affiliates and Representatives.

(g)The Company shall, and the Company shall cause the Company Subsidiaries to, take all such actions as are appropriate to effect (i) the Refinancing~~, the Trust Preferred Redemption~~ and the Junior Debenture Redemption (as such terms are defined in the Debt Commitment Letter) on the Closing Date, and (ii) the Trust Preferred Redemption (as such term is defined in the Debt Commitment Letter) as promptly as practicable following the Closing Date. The Company shall, and the Company shall cause the Company Subsidiaries to, deliver all customary notices and take all other reasonably necessary actions to facilitate the termination on the Closing Date of all commitments in respect of the Existing Credit Agreements, the repayment in full on the Closing Date of all obligations in respect of such Indebtedness, and the release on the Closing Date of any Liens securing such Indebtedness and guarantees in connection therewith. In furtherance and not in limitation of the foregoing, the Company

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(h)HSR Act. All applicable waiting periods (and any extensions thereof) under the HSR Act will have expired or otherwise been terminated.

(i)Redemption of Debentures, Trust Preferred Securities and Notes. At the Closing, substantially concurrently with the consummation of the Merger and the other Transactions, (i) ~~all outstanding debentures shall be redeemed and thereupon~~proceeds sufficient to effect the satisfaction and discharge of the Debentures Indenture ~~shall be discharged and all outstanding~~(and upon receipt of such proceeds by Hillman Trust, to redeem the Trust Preferred Securities ~~shall be redeemed~~) shall be deposited with the trustee under the Debentures Indenture, and the Debentures Indenture is discharged thereby, and (ii) all outstanding Notes shall be redeemed pursuant to the Notes Indenture (or an amount deposited with the trustee under the Notes Indenture to satisfy the Notes Indenture) and thereupon the Notes Indenture shall be discharged.

(j)Illegality. There shall not be in effect any Governmental Order or applicable Legal Requirement enjoining, restricting or making illegal the consummation of the Transactions.

(k)Listing. The shares of Parent Common Stock to be issued in connection with the Merger shall be approved for listing on Nasdaq.

(l)Tangible Assets. Parent shall have at least $5,000,001 of net tangible assets following the exercise by the holders of Parent Class A Common Stock issued in Parent’s initial public offering of securities and outstanding immediately before the Closing of their right to convert their Parent Class A Common Stock held by them into a pro rata share of the Trust Account in accordance with Parent’s Organizational Documents.

Section 7.2 Additional Conditions to Obligations of the Company. The obligations of the Company to consummate and effect the Merger and the other Transactions shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:

a.Representations and Warranties of Parent. The Fundamental Representations of Parent shall be true and correct in all material respects (without giving effect to any limitation as to “materiality” or Parent Material Adverse Effect or any similar limitation contained therein) on and as of the Closing Date as though made on and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date); and all other representations and warranties of Parent set forth in Article IV hereof shall be true and correct (without giving effect to any limitation as to “materiality” or Parent Material Adverse Effect or any similar limitation contained therein) on as of the Closing Date as though made on and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failure of such representations and warranties of Parent to be so true and correct, individually or in the aggregate, has not had and is not reasonably expected to have a Parent Material Adverse Effect.

b.Performance. Parent and Merger Sub shall have performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to Closing Date, in each case in all material respects.

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